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                                                                     Exhibit 8.1


                  [PAUL, WEISS, RIFKIND, WHARTON & GARRISON LETTERHEAD]


                                                 June 1, 1998







Big City Radio, Inc.
Big City Radio-LA, L.L.C.
Big City Radio-CHI, L.L.C.
Big City Radio-NYC, L.L.C.
WRKL Rockland Radio, L.L.C.
Odyssey Traveling Billboards, Inc.
11 Skyline Drive
Hawthorne, NY 10532

                          Registration Statement on Form S-4
                             Registration No. 333-52549
                          ----------------------------------

Dear Ladies and Gentlemen:

          In connection with the above captioned Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules") by Big City Radio, Inc., a Delaware corporation (the "Company"), Big City Radio-LA, L.L.C., a Delaware limited liability company, Big City Radio-CHI, L.L.C., a Delaware limited liability company, Big City Radio-NYC, L.L.C., a Delaware limited liability company, WRKL Rockland Radio, L.L.C., a Delaware limited liability company and Odyssey Traveling Billboards, a


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Delaware corporation (collectively, the "Subsidiary Guarantors"), we have been requested to render our opinion as to the matters hereinafter set forth. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Registration Statement.

          In this regard, we have reviewed copies of the Registration Statement (including the exhibits and amendments thereto) with respect to the Company's offer to exchange up to $174,000,000 aggregate principal amount of its 11-1/4% Senior Discount Notes due 2005, which have been guaranteed by the Subsidiary Guarantors, for a like principal amount of its 11-1/4% Senior Discount Notes due 2005, which have been guaranteed by the Subsidiary Guarantors, outstanding on the date hereof. We have also made such other investigations of fact and law and have examined the originals, or copies authenticated to our satisfaction, of such other documents, record, certificates or other instruments as in our judgment are necessary or appropriate to render the opinion expressed below.

          The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

          Based upon and subject to the foregoing, and subject to the qualifications set forth therein, we confirm our opinion set forth in the Registration Statement under the heading "Certain Federal Income Tax Considerations."

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, and to the reference to us under the heading "Legal Matters" in the Prospectus included in the

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Registration Statement, or any amendment pursuant to Rule 462 under the Act.  In giving this consent, we do not hereby agree that we come within in the category of persons whose consent is required by the Act or the Rules.

                              Very truly yours,

                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON